Exhibit 99.1

FEDERAL ENERGY REGULATORY COMMISSION
WASHINGTON, D.C. 20426
116 FERC ¶61,111
August 1, 2006

In Reply Refer To:
Eastern Shore Natural Gas Company
Docket No. RP06-404-000

Eastern Shore Natural Gas Company
417 Bank Lane
Dover, DE 19904

Attention: Elaine B. Bittner
Vice President

Reference: Petition for Approval of Settlement Agreement

Dear Ms. Bittner:

1. On June 28, 2006, Eastern Shore Natural Gas Company (Eastern Shore) submitted a Petition for Approval of a Settlement Agreement which would enable Eastern Shore to collect certain pre-certification costs from the parties agreeing to the Settlement in the event that a construction project to connect Eastern Shore with Dominion Cove Point LNG, LP is unsuccessful. As discussed below, the Commission will approve the Settlement as just and reasonable.

2. Eastern Shore states that it has operated interstate natural gas transmission facilities on the Delmarva Peninsula since 1959 and that it provides firm and interruptible transportation service to several local distribution companies (LDCs), as well as industrial and power generation customers. Eastern Shore states that it also provides firm storage service to several of its LDC customers. Eastern Shore states that currently, all of the gas it transports is received from Transcontinental Gas Pipe Line Corporation (Transco) and Columbia Gas Transmission Corporation (Columbia) at points of interconnection in Southeastern Pennsylvania and Northern Delaware, and that these points are upstream of Eastern Shore’s customers on the Peninsula.

3. To meet future needs, Eastern Shore asserts that it must supplement its existing supply resources. Eastern Shore states that it is considering constructing pipeline facilities that would connect with the liquefied natural gas (LNG) facilities of Dominion Resources at Cove Point, Maryland, that would then cross under the Chesapeake Bay and interconnect with Eastern Shore’s existing pipeline facilities approximately at the midpoint of the Delmarva Peninsula. According to Eastern Shore, such a project would provide the necessary infrastructure to make a new source of supply available to Eastern Shore’s customers and reduce their dependence on Transco and Columbia as the sole current sources of supply and upstream capacity for transportation to Eastern Shore’s system. Eastern Shore asserts that by constructing new pipeline infrastructure to connect with its existing main pipelines about midway down the Delmarva Peninsula, Eastern Shore would: (1) enhance operational flexibility on its system; (2) strengthen and expand its ability to meets its customers’ demands on both the northern and southern halves of its system; and (3) provide the opportunity for low cost future expansion on its system.

4. Eastern Shore explains that the costs of licensing, permitting, and constructing such a project will be far greater than any of its prior expansion projects. To justify such a large investment, Eastern Shore states that it needs long-term, firm commitments from customers sufficient to make the project economical. Over the past few years, Eastern Shore asserts that it has surveyed its customers’ interest in such an expansion in open seasons to measure its customers’ needs for such additional capacity. Eastern Shore states that two of its longstanding LDC customers, Chesapeake Utilities Corporation and Delmarva Power & Light Company, have signed binding precedent agreements specifying negotiated rates with twenty year terms, subscribing to a total of 60,000 Dth/day of firm capacity on the proposed project.

5. Eastern Shore states that the proposed Settlement will resolve certain issues on its system. The terms of the Settlement entitle Eastern Shore to collect certain precertification costs (i.e., engineering, communication, governmental relations, economic studies and environmental, regulatory and legal service costs), through a surcharge to those shippers who enter into a precedent agreement with Eastern Shore to subscribe to firm transportation service capacity on the project. The surcharge would apply only to those shippers that sign the precedent agreements and would only apply in the event that: (1) the project is not certificated by the Commission; (2) Eastern Shore does not accept the certificate or; (3) the project is not completely constructed and placed in service. No non-participating shipper would be at risk for the pre-certification costs because pursuant to the terms of the Settlement Eastern Shore will not seek to recover such costs from any shipper on its system in any other Commission proceeding instituted following approval of the Settlement.

6. Under the proposed Settlement, each participant would be allocated a proportionate share of the total pre-certification costs based on each shipper’s Maximum Daily Transportation Quantity (MDTQ) to the total MDTQ contained in all executed project precedent agreements up to $3 million of total pre-certification costs. For precertification costs in excess of $3 million, each participating shipper plus Eastern Shore will be allocated an equal portion of the pre-certification costs. The pre-certification costs, exclusive of interest, for each shipper would be capped at $2 million.

7. Each participating shipper’s proportionate share of pre-certification costs would be amortized and billed over a period of 20 years and will earn a return of 10.70 percent after tax (Eastern Shore’s weighted cost of capital as determined in its most recent Section 4 general rate proceeding) until date of payment by Participating Shipper. The Settlement also provides that Eastern Shore will file tariff sheets with the Commission within seven (7) days of the effective date of the Settlement.

8. Public notice of Eastern Shore’s filing was issued on July 7, 2006, with interventions and protests due as provided in section 154.210 of the Commission’s regulations (18 C.F.R. §154.210 (2005). Pursuant to Rule 214 (18 C.F.R. § 385.214 (2005)), all timely motions to intervene and any motions to intervene out-of-time filed before the issuance date of this order are granted. Granting late intervention at this stage of the proceeding will not disrupt the proceeding or place additional burden on existing parties. Chesapeake Utilities Corporation (Chesapeake), Worcester County Economic Development (WCED), Salisbury-Wicomico Economic Development, Inc. (SWED) and Delmarva each filed statements supporting the Settlement.

9. Natural Gas Resources LLC (NGR) filed a protest to the Settlement and Eastern Shore filed an answer to the protest. The Commission’s rules of practice and procedure generally prohibit answers to protests or answers.1 Accordingly, the Commission will not accept Eastern Shore’s answer in this proceeding as it is not necessary to understand or clarify the issues in this case. In its protest, NGR states that it is a sponsor of a natural gas system on the Delmarva Peninsula that would serve new and existing natural gas loads in the southern part of the Peninsula. NGR further states that it began development of its project in 1999, with substantial market evaluation and engineering design work performed in subsequent years. NGR explains that, as a new entrant to this market, it does not have existing customers to which it could bill its development costs if its project is unsuccessful and, as such, believes that giving Eastern Shore the right to bill its customers for unsuccessful development costs puts NGR at a disadvantage.

10. Chesapeake and Delmarva, as signatories to the Settlement, state that they fully support approval of the Settlement because they believe the project will provide numerous benefits to their natural gas distribution customers by, among other things, (1) reducing their dependence on Transco and Columbia as its sole sources of upstream pipeline capacity and (2) providing access to competitively priced LNG supply from the Cove Point LNG facility. In its statement of support, SWED requests the Commission to approve the Settlement because it believes that the kind of risk-sharing proposed by Eastern Shore and agreed to by its largest customers will benefit the people and businesses in the region. WCED maintains that the project is necessary because it will develop Eastern Shore’s natural gas infrastructure in order to supply natural gas on a reliable basis and is important to economic development and vitality.

1 18 C.F.R. § 385.213(a)(2) (2005).

11. The Settlement Agreement sponsored by Eastern Shore is supported or not opposed by any of Eastern Shore’s firm service customers. The instant Settlement allows Eastern Shore to explore the viability of constructing new pipeline infrastructure on its system which would provide Eastern Shore’s customers access to a new source of supply and would add greater flexibility to its system. Further, the cost risks imposed by the Settlement are limited only to those participants who are signatories to the Agreement. We find that the instant Settlement promotes the exploration of infrastructure development by the pipeline and its customers.

12. The Commission rejects NGR’s protest to the instant Settlement. NGR is not a customer of Eastern Shore but is only a potential competitor. As such, NGR argues that the Commission’s approval of the instant Settlement will promote an uneven playing field between it and Eastern Shore as it seeks to develop its own plans for pipeline infrastructure on the Delmarva Peninsula. However, the Commission finds that approval of agreements of the type reflected in the instant Settlement will encourage pipelines to explore the construction of needed pipeline infrastructure with their customers. While at this point NGR does not appear to have customers involved in its consideration of a pipeline development project, the Commission finds that this should not retard the efforts of Eastern Shore to develop its own projects. The Commission would grant equal consideration to any such arrangement NGR might reach with future customers interested in its project.

13. Accordingly, the Commission approves the Settlement and finds that it is just and reasonable. Approval of this Settlement does not constitute a precedent regarding any principle or issue in this proceeding.

By direction of the Commission. Commissioner Wellinghoff voted present.
Magalie R. Salas,
Secretary.